SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 13, 2002
(Date of earliest event reported)

Quantum Corporation
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-13449	94-2665054
(Commission File Number)	(IRS Employer Identification No.)

501 Sycamore Dr., Milpitas, CA (Address of principal executive offices)	95035 (Zip Code)

408-944-4000
(Registrant’s telephone number, including area code)

Item 5.    Other Events.

On November 13, 2002, Quantum Corporation (the “Company”) closed its previously announced acquisition of Benchmark Storage Innovations, Inc. (“Benchmark”). Pursuant to the Agreement and Plan of Merger by and among the Company, Benchmark and Jesse Aweida, as Stockholders’ Agent (the “Merger Agreement”), the Company will issue up to 14,982,117 shares of Common Stock of the Company and $11,000,000 in cash in exchange for all outstanding Benchmark common stock, preferred stock, options and warrants.

As a result of the merger, Benchmark was merged with and into the Company, with the Company remaining as the surviving corporation. In connection with the merger, each outstanding share of Benchmark capital stock other than shares of Benchmark capital stock as to which appraisal rights have been exercised under the Delaware General Corporation Law or which are held by the Company, was converted into the right to receive a portion of the consideration issuable in the merger.

Notwithstanding the foregoing, approximately 1,567,000 shares of Company Common Stock that would otherwise be distributed to Benchmark stockholders in the merger pursuant to the Merger Agreement will be held back and deposited into an escrow account established pursuant to an Escrow Agreement entered into by and among Computershare Trust Company, Inc., the Company, and Jesse Aweida, as Stockholders’ Agent. These shares will be used as security to indemnify the Company and other persons from damages, if any, arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Benchmark in the Merger Agreement. The escrow will expire one year from the closing date of the merger.

Approximately 1,896,471 out of the 14,982,117 shares of Company Common Stock will only be paid out if, during any or all of the quarters ending December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 (the “Earnout Period”), the Company achieves certain unit shipment objectives (the “Unit Earnout”) or certain warranty cost objectives (the “Warranty Earnout”). The amount of shares of Company Common Stock which the Company may issue under the Unit Earnout is contingent upon the number of certain Benchmark products shipped during the Earnout Period. At most, 948,236 shares of Company Common Stock will be issued to the former holders of Benchmark capital stock in proportion to their former ownership interests on an as-converted basis, contingent upon the level of achievement of the Unit Earnout. The amount of shares of Company Common Stock which the Company may issue under the Warranty Earnout is contingent upon the amount paid to satisfy warranty claims by owners of Benchmark products during the Earnout Period. At most, 948,235 shares of Company Common Stock will be issued to the former holders of Benchmark capital stock in proportion to their former ownership interests on an as-converted basis, contingent upon the level of achievement of the Warranty Earnout. In the event the amount of damages to be indemnified from the shares in the escrow account described in the preceding paragraph should exceed the value of such shares, such excess shall be subtracted from the Unit Earnout and/or the Warranty Earnout.

Certain holders of more than one percent (1%) of the capital stock of Benchmark immediately prior to the closing have entered into lock-up agreements limiting their ability to sell shares of Company Common Stock received in the merger for up to five months following the Closing. Such holders will be permitted to sell up to one-sixth (1/6) of the Company Common Stock they receive in the merger as of the closing, and will be permitted to sell up to an additional one-sixth (1/6) of such Company Common Stock on each monthly anniversary of the closing. Such holders will be permitted to sell the entirety of the Company Common Stock they receive in the Merger as of the date that is five months following the Closing.

The offer and issuance of securities of the Company pursuant to the transaction described in Current Report on Form 8-K are deemed exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of the exemption provided for in Section 3(a)(10) of the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

QUANTUM CORPORATION

By:	/s/ Shawn Hall
Name: Shawn Hall Title: Vice President, General Counsel

Date: November 15, 2002